UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2012

TELKONET, INC.

(Exact name of registrant as specified in its charter)

Utah	000-31972	87-0627421
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10200 Innovation Drive, Suite 300 Milwaukee, Wisconsin	53226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 223-0473

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

Telkonet, Inc. (the “Company”) evaluates goodwill for impairment based on the fair value of the operating business units to which this goodwill relates at least once a year. In connection with the preparation of the Annual Report on Form 10-K for the year ended December 31, 2011, management of the Company assessed and determined that the estimated carrying value of the Company’s Smart Systems International reporting unit exceeded its estimated fair value. As a result, it will be necessary to record a material impairment charge of approximately $3.1 million to goodwill for the year ended December 31, 2011. The goodwill impairment charge is non-cash in nature and does not impact the Company’s liquidity, cash flows provided by operating activities or future operations.

Forward-Looking Statements

Statements included in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the final amount of the charge to goodwill, timing of the restatement of the Company’s audited financial statements for the year ended December 31, 2010 which were included in its 2010 Annual Report on Form 10-K and the interim financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, the timing of the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2011, the Company’s ability to accurately determine its potential sales tax exposure and other significant accounting estimates, competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2012	TELKONET, INC.
By: /s/ Jason L. Tienor
Jason L. Tienor, President and
Chief Executive Officer

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